FLEETCOR Appoints Archie L. Jones, Jr. to its Board of Directors

November 16, 2020 – ATLANTA – FLEETCOR Technologies, Inc. (NYSE: FLT) announced today that Archie L. Jones, Jr. has been appointed to its Board of Directors, effective November 16, 2020. In addition, Mr. Jones will serve as a member of the Nominating and Corporate Governance Committee and Executive and Acquisitions Committee.

“We are excited to welcome Archie as a new independent member of our Board,” said Ron Clarke, chairman and chief executive officer, FLEETCOR. “Archie’s diverse background encompassing investing, corporate development, financial management, and teaching will be quite additive to the FLEETCOR board. Additionally, his extensive M&A experience across a variety of industries will be a great asset to us as we evaluate new deals.”

Archie Jones is a Managing Director of Six Pillars Partners, a private equity firm investing in high-growth companies, and a Professor at Harvard Business School, where he teaches Entrepreneurial Management and Finance to MBA students. Prior to Six Pillars Partners, Archie held executive positions at private equity, public and private companies including NOWaccount Network Corporation, IBM, Kenexa (NYSE: KNXA) and Parthenon Capital. In addition, Archie serves on the Board of Directors of several corporations and non-profits. Archie is a Certified Public Accountant and is a graduate of Morehouse College and holds an MBA from Harvard Business School. “I am excited to join the FLEETCOR Board and I look forward to leveraging my experience to help this global leader shape the future of business payments,” said Jones.

About FLEETCOR
FLEETCOR Technologies (NYSE: FLT) is a leading global business payments company that simplifies the way businesses manage and pay their expenses.

The FLEETCOR portfolio of brands help companies automate, secure, digitize and control payments on behalf of, their employees and suppliers. FLEETCOR serves businesses, partners and merchants in North America, Latin America, Europe, and Asia Pacific. For more information, please visit www.FLEETCOR.com.

Contact
Investor Relations
Jim Eglseder, 770-417-4697
Jim.Eglseder@fleetcor.com